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                                                                     EXHIBIT 5.1





February 2, 1998



AmeriSource Health Corporation
300 Chester Field Parkway
Malvern, PA  19355

Ladies and Gentlemen:

We have acted as counsel to AmeriSource Health Corporation, a Delaware corporation (the "Company"), in connection with the registration of up to 847,000 shares (the "Shares") of its Class A Common Stock, $.01 par value per share (the "Common Stock"), on a registration statement on Form S-8 (the "Registration Statement") filed pursuant to the Securities Act of 1933, as amended (the "Act"). The Shares will be issued pursuant to the Company's 1996 Stock Option Plan and the 1996 Non-Employee Directors Stock Option Plan (the "Plans").

We have examined the Registration Statement and such corporate records, documents, statutes and decisions as we have deemed relevant in rendering this opinion.

Based on the foregoing, it is our opinion that the Shares will be, when issued in accordance with the terms of the Plans, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,



/s/ Morgan, Lewis & Bockius LLP